EXHIBIT (a)(5)

AmerInst Insurance Group, Ltd.

Press Release

Media Contact

Ronald Katch

Katch, Tyson & Company, CPAs

Tel. 847-446-3700

For Immediate Release: December 17, 2004

AMERINST ANNOUNCES TENDER OFFER TO PURCHASE 60,000 SHARES

Hamilton, Bermuda – AmerInst Insurance Group, Ltd., a provider of reinsurance protection for CPA firms, through its indirect wholly owned subsidiary, AmerInst Investment Company, Ltd. (“Investco”) today commenced a modified “Dutch Auction” tender offer to purchase up to 60,000 of its outstanding common shares at a price per share of not less than $60.00 nor in excess of $75.00 per share, for an aggregate purchase price of up to $4,500,000. This represents approximately 18% of the currently outstanding shares.

AmerInst believes its decision to repurchase its shares is an effective means of providing liquidity to shareholders and returning cash to shareholders.

The tender offer will expire at 12:00 midnight, Eastern time, on Tuesday, January 18, 2005, unless extended. Tenders of shares must be made on or prior to the expiration of the tender offer, and shares may be withdrawn at any time on or prior to the expiration of the tender offer.

On the terms and subject to the conditions of the tender offer, AmerInst’s shareholders will have the opportunity to tender all or a portion of their shares at a price or prices specified by the shareholder within the stated price range. AmerInst will select the lowest price per share within that range that will enable it to purchase 60,000 shares, or such lesser number of shares as are properly tendered. If shareholders properly tender more than 60,000 shares at or below the purchase price selected by AmerInst, AmerInst will first purchase shares tendered by those shareholders who beneficially own fewer than 100 shares, then purchase, on a pro rata basis, shares tendered by shareholders at or below the price selected by AmerInst and finally, if necessary in order to reach the 60,000 share maximum, purchase by random lot shares tendered conditionally.

AmerInst will purchase all shares in the tender offer at the same price.

AmerInst will pay the purchase price, net in cash, without interest, promptly after the expiration of the tender offer. AmerInst will return all shares not purchased to the tendering shareholders free of charge after the expiration of the tender offer. The tender offer is subject to a number of conditions.

None of AmerInst’s or Investco’s executive officers, directors or affiliates intends to submit shares in the tender offer. The tender offer is not conditioned on the tender of any minimum number of shares.

Any questions concerning the tender offer may be directed to USA Risk Group of Vermont, Inc., the depositary for the tender offer, at (800) 422-8141. Copies of the Offer to Purchase and other documents describing the terms of the tender offer and Letter of Transmittal for use in making tenders may be obtained from USA Risk Group of Vermont, Inc. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to shareholders of record as of December 10, 2004, and will be made available for distribution to beneficial owners.

AmerInst, Investco, their boards of directors, and USA Risk Group of Vermont, Inc. are not making any recommendation to shareholders as to whether to tender shares or as to what price at which to tender. Shareholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer shares for purchase.

About AmerInst

AmerInst was formed in 1988 with the mission to provide direct insurance coverage for CPAs. The Company was originally created to write direct insurance business and later shifted its focus to the re-insurance market. If primary insurance markets continue to harden, the Company stands ready to directly underwrite primary coverage up to $1,000,000 for its shareholders or other CPA firms that might seek primary malpractice coverage. The Company currently provides reinsurance protection for approximately 24,000 insured CPA firms that are located throughout the United States. In 2001, the Company was re-domesticated to Bermuda, in order to enhance its ability to provide services to its stakeholders and the long-term benefit of its shareholders.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding AmerInst’s objectives and expectations regarding the benefits that the tender offer may provide to shareholders, its business strategies and results of operations, which are based upon management’s beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are subject to a number of risks and uncertainties that could cause the outcome of these events to differ materially from our expectations today. Our plans for the business may change based on intervening or unexpected events. There are also risks and uncertainties associated with our future financial performance. There are additional factors that could cause results to differ materially from those described in the forward-looking statements found in this release. You can read about those factors in the reports filed by AmerInst with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). AmerInst undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY OF THE COMPANY’S COMMON SHARES. THE SOLICITATION OF OFFERS TO BUY THE COMPANY’S COMMON SHARES IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL THAT AMERINST IS DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED BY AMERINST WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (HTTP://WWW.SEC.GOV) OR FROM THE DEPOSITARY, USA RISK GROUP OF VERMONT, INC., AT P.O. BOX 1330, MONTPELIER, VT 05601-1330, (800) 422-8141. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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